Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-173918, 333-180420, and 333-182458) of DexCom, Inc., and

(2) Registration Statements (Form S-8 Nos. 333-124059, 333-138174, 333-145159, 333-149734, 333-158993, 333-166552, 333-172604, 333-180421, and 333-188305) pertaining to the 2005 Equity Incentive Plan, 2005 Employee Stock Purchase Plan, and 1999 Stock Option Plan of DexCom, Inc.;

of our reports dated February 20, 2014, with respect to the consolidated financial statements and schedule of DexCom, Inc., and the effectiveness of internal control over financial reporting of DexCom, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

San Diego, California
February 20, 2014